CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated September 19, 2025, relating to the financial statements and financial highlights of Coho
Relative Value Equity Fund, a series of Managed Portfolio Series, which are included in Form N-CSR for the year ended July 31, 2025, and to the references to our firm under the headings “Financial Highlights
Summary”, “Other Service Providers”, “Experts” “Appendix B - Form of Agreement and Plan of
Reorganization, Article IV - Representations and Warranties”, and “Appendix C- Financial Highlights” in
the Proxy Statement/Prospectus and “Independent Registered Public Accounting Firm” and “Part C –
Other Information” in the Statement of Additional Information.
COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
September 25, 2025